Filed Pursuant To Rule 433

Registration No. 333-275079

January 10, 2024

X/Twitter Post:

Live Address: https://twitter.com/Sonnenshein/status/1745186745748971598

Text: When is NOW.

Excited about $GBTC? Visit http://grayscale.com/gbtc for details and disclosures.

Link:

Video Transcript:
Sonnenshein [00:00:00] And so it really is, in our opinion, a matter of when, and not a matter of if. And it remains a matter of when, not a matter of if. Matter of when, not a matter of. Is a matter of when, not a matter of if. A matter of when, not a matter of if.

Sonnenshein [00:00:14] Working to uplist it to a spot bitcoin ETF for years now and we remain optimistic. This is a matter of when, not a matter of if.

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902.



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It's a matter of when, not if, the SEC approves bitcoin spot ETF, says Grayscale CEO

PUBLISHED SUN, APR 17 2022•10:00 AM EDT | UPDATED SUN, APR 17 2022•10:09 AM EDT

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@NAT_ZHANG

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Grayscale: Bitcoin ETF Approval Is a 'Matter of When, Not If'

Although Grayscale says Bitcoin ETF timelines are "inherently uncertain," it still believes an approval is a "matter of when, not if."



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Jacquelyn Melinek @jacqmelinek / 12:30 PM EDT • August 31, 2023


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"I am optimistic that we will get one," says @Grayscale CEO @Sonnenshein about a Grayscale $BTC ETF. "It remains a matter of when, not a matter of if." $GBTC



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GOLD HITS RECORD HIGH, BITCOIN BREAKS $42K
>> YOU KNOW ANYONE WHO WANTS
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0:45

7:25 PM · Dec 4, 2023 · **33K** Views

18 Reposts **4** Quotes **66** Likes **6** Bookmarks

6

A MATTER

OF

WHEN

NOT A MATTER

OF IF

GRAYSCALE®

Grayscale Bitcoin Trust (BTC) (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 – 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services is the Marketing Agent for the Trust.

An investment in the Trust involves risks, including possible loss of principal. The Trust holds Bitcoin; however, an investment in the Trust is not a direct investment in Bitcoin. As a non-diversified and single industry fund, the value of the shares may fluctuate more than shares invested in a broader range of industries. Extreme volatility, regulatory changes, and exposure to digital asset exchanges may impact the value of Bitcoin, and consequently the value of the Trust.